Exhibit 99.1

AmeriGas Announces Executive Management Changes

September 17, 2018

VALLEY FORGE, Pa.—(BUSINESS WIRE) – Today, AmeriGas Propane, Inc. (“AmeriGas” or the “General Partner”), the general partner of AmeriGas Partners, L.P. (NYSE: APU), announced that Jerry E. Sheridan has elected to leave the position of President and Chief Executive Officer and Hugh J. Gallagher, currently AmeriGas Vice President, Finance and Chief Financial Officer, has been appointed to the President and Chief Executive Officer position, effective September 18, 2018. Mr. Sheridan has also resigned as a director of the General Partner but will remain an employee of AmeriGas until January 2019 to assist with the transition.

John L. Walsh, President and Chief Executive Officer of UGI Corporation (“UGI”), the ultimate parent of the General Partner, stated, “We thank Jerry for his more than 13 years of service with AmeriGas and we wish him well in his future endeavors. During Jerry’s tenure with the Company, we completed over 90 acquisitions and achieved an increase of total unitholder return of more than 280%, a compound annual growth rate of over 10%, outpacing the Alerian MLP index and the S&P 500 index. We are pleased to have Hugh step into the President and CEO role. Hugh’s more than 25-year history with the Company will position him well to lead AmeriGas as we head into the 2018-2019 winter heating season.”

Mr. Gallagher has held the position of Vice President, Finance and Chief Financial Officer since May 2013. Since joining UGI in 1990, Mr. Gallagher has served both UGI and AmeriGas in various finance, accounting and operations roles, including Treasurer, Director of Treasury Services and Investor Relations and Director, Business Development. UGI Chief Financial Officer, Ted J. Jastrzebski, will serve as AmeriGas principal financial officer on an interim basis until Mr. Gallagher’s successor is named.

In addition, UGI announced the appointment of Roger Perreault to the newly created position of Executive Vice President, Global LPG, effective October 1, 2018. In his new role, Mr. Perreault will lead the Company’s LPG distribution businesses, conducted through AmeriGas Propane, L.P. and UGI International, LLC and their subsidiaries. Mr. Gallagher will report to Mr. Perreault. Mr. Perreault joined UGI in November 2015 as President of UGI International and he will continue to serve in that role. Mr. Perreault spent 21 years with Air Liquide, serving in various leadership positions, including in a global role as President, Large Industries and, prior to that, in a role with responsibility for Air Liquide’s North American large industries business. Mr. Walsh added, “The creation of Roger’s new role will allow us to better support strategic initiatives, accelerate growth, drive efficiencies and foster best practice sharing across UGI’s LPG businesses. We believe a strong and close collaboration between Roger and Hugh will enhance our ability to execute on the strategic opportunities that are critical to our future.”

About AmeriGas

AmeriGas is the nation’s largest retail propane marketer, serving over 1.8 million customers in all 50 states from approximately 1,900 distribution locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of the Partnership and the public own the remaining 74%.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com.

AmeriGas Partners, L.P.

Gary Garcia, 610-337-1000 ext. 6672

Brendan Heck, 610-337-1000 ext. 6608